EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1808 Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Rich Good (404) 652-4720 Richard Perkins (404) 652-4721
Date: May 6, 2003

GEORGIA-PACIFIC SHAREHOLDERS RE-ELECT DIRECTORS, APPROVE FOUR PROPOSALS AND REJECT TWO PROPOSALS; BOARD DECLARES QUARTERLY DIVIDEND

            ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) shareholders at their annual meeting today re-elected five directors to new terms, approved three company resolutions and one shareholder resolution, and rejected two other shareholder resolutions.

            Directors re-elected to serve through the 2006 annual meeting were Jane Evans, chief executive officer of Opnix Internet Technologies; Sir Richard V. Giordano, chairman of BG Group plc.; M. Douglas Ivester, president of Deer Run Investments; Dr. Louis W. Sullivan, president emeritus of Morehouse School of Medicine; and Lee M. Thomas, president and chief operating officer of Georgia-Pacific.

            Shareholders rejected a proposal seeking a change in company by-laws to require that an independent director serve as chairman of the board. The board recommended shareholders reject this proposal, citing its belief that it should retain the flexibility to elect its most qualified member to serve as chairman.

            A shareholder proposal urging the establishment of a policy prohibiting the harvesting and trading of products from primary, old growth or other endangered forests also was rejected. The board had recommended shareholders reject this proposal because it believes Georgia-Pacific's existing environmental policies are consistent with the basic tenets of the proposal.

            Approved during the meeting was a shareholder proposal urging the board to establish a policy of expensing stock options. The board will consider the matter further and announce its determination on such a policy at a later date. The board had recommended shareholders reject this proposal, noting that expensing stock options is not a widely accepted method of accounting for options in financial statements.

-more-

News

            Shareholders also approved company proposals to amend various employee benefit plans to permit the exchange of outstanding stock options and stock appreciation rights for a lesser number of shares of restricted stock and stock appreciation rights respectively, re-approve the company's long-term incentive plan's performance-based criteria, and amend and restate an existing employee stock purchase plan to allow participation by employees of Georgia-Pacific's Color-Box subsidiary. These proposals were endorsed by the board of directors.

            The board of directors, meeting earlier in the day, declared a regular quarterly dividend of 12.5 cents per share on the company's common stock. The dividend is payable May 27, 2003, to shareholders of record as of May 16, 2003.

            During the meeting, the company's chairman and chief executive officer, A.D. "Pete" Correll, told shareholders that in light of the current business climate Georgia-Pacific is carefully managing operating costs and balancing its production with demand, while continuing to launch innovative new products and value-added services for customers.

            "Global economic and political conditions combined with a worldwide health scare continue to raise doubts about the timing of a recovery in the North American economy," Correll said. "Even so, we will never stop improving our businesses, our company and our competitive position, so that as conditions improve and business rebounds, we are ready.

"We are operating in tough times. But there is no other group of people that I would rather have with me in these times than the employees of Georgia-Pacific," Correll concluded.

            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals. With 2002 annual sales of more than $23 billion, the company employs approximately 61,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

-0-

Certain statements contained in this release, including statements regarding Georgia-Pacific's expected business outlook, anticipated levels of demand and pricing, future economic conditions, are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of factors including, but not limited to, the effect of general economic conditions on the demand for consumer products, building products, and pulp and paper, the corresponding level of demand for and cost of wood fiber, the effect of changes in the production or productive capacity of manufacturers of competitive products, unanticipated expenditures with respect to environmental, safety and health laws, actions taken or to be taken by the United States or other governments as a result of acts or threats of terrorism, Georgia-Pacific's actual level of asbestos liability, defense costs and insurance recoveries, and other factors listed in Georgia-Pacific's Securities and Exchange Commission filings, including its report on Form 10-K for the fiscal year ended Dec. 28, 2002.